BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Business Number

C17151-1999

Filing Number

20243824047

Filed On

2/15/2024 10:52:00 PM

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and

Restated Articles (PURSUANT TO NRS 78.403)

Officer’s Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Favo Capital, Inc. Entity or Nevada Business Identification Number (NVID): NV19991312642
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2,3,5 and 6

☒ Certificate to Accompany Restated Articles or Amended and Restated Articles

 ☐ Restated Articles - No amendments, articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: _________

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ Amended and Restated Articles

*Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Being Completed: (Select only one box) (If amending, complete section 1,3,5 and 6)

 ☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and

78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority

☐ Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada:

________________________________________

Jurisdiction of formation: _________________________

Changes to takes the following effect:

☐ The entity name has been amended. ☐ Dissolution

☐ The purpose of the entity has been amended. ☐ Merger

☐ The authorized shares have been amended. ☐ Conversion

☐ Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

 This form must be accompanied by appropriate fees

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and

Restated Articles (PURSUANT TO NRS 78.403)

Officer’s Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: ______________ Time:______________ (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic Corporations only)

Changes to takes the following effect:

☐ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☐ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☒ Articles have been added.

☒ Articles have been deleted.

☐ Other.

The articles have been amended as follows: (provide article numbers, if available)

_See Below__________________________________________________________

(attach additional page(s) if necessary)

6. Signature: (Required)

  X /s/ Shaun Quin

Signature of Officer or Authorized Signer   Title: President

X ______________

Signature of Officer or Authorized Signer   Title:

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below: (attached additional pages if necessary)
ARTICLE I NAME The name of the corporation is Favo Capital, Inc. SEE ATTACHED

This form must be accompanied by appropriate fees

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AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

Favo Capital, Inc.

a Nevada corporation

ARTICLE I

NAME

The name of the corporation is Favo Capital Inc.

ARTICLE II

RESIDENT AGENT & REGISTERED OFFICE

Section 2.01. Resident Agent. The name and address or the Resident Agent for service of process is Nevada Agency and Transfer Company, or whomever the board of directors may determine.

Section 2.02. Registered Office. The address of its Registered Office is 50 West Liberty St. Ste. 880, Reno, Nevada., the address of the Resident Agent.

Section 2.03. Other Offices. The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the State of Nevada with the same effect as if in the State of Nevada.

ARTICLE III

PURPOSE

The corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

ARTICLE IV

CAPITAL STOCK

Section 4.01 Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is six hundred million (600,000,000) shares, consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock,” with all of such shares having a par value of $.0001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is five hundred million (500,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 4.03 of this Article IV.

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Section 4.02. Common Stock.

(a)       Dividend Rate. Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation, as amended from time to time (hereinafter, the “Articles”) or the Nevada Revised Statues (hereinafter, the “NRS”), the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

(b)          Voting Rights. Except as otherwise provided by the NRS, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

€ Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation’s assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation’s assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)       No Conversion, Redemption, or Preemptive Rights. The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

(e)       Consideration for Shares. The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Section 4.03. Preferred Stock.

(a)       Designation. The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such series the voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs

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of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption. The powers, designations, preferences, limitations, restrictions and relative rights may be made dependent upon any fact or event which may be ascertained outside the Articles or the resolution if the manner in which the fact or event may operate on such series is stated in the Articles or resolution. As used in this section “fact or event” includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, government, governmental agency or political subdivision of a government. The board of directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

(b)       Certificate. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the board of directors to be issued shall be made and signed by an officer of the corporation and filed in the manner prescribed by the NRS.

Section 4.04. Non-Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

Section 4.05. Certificates of Designation. The Corporation has previously designated authorized shares of its Preferred Stock as Series A Preferred Stock and Series C Preferred Stock. The Certificates of Designation, as amended, for each of the Series A Preferred Stock and the Series C Preferred Stock are incorporated herein by reference as if set forth in full.

ARTICLE V

DIRECTORS

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Section 5.01. Governing Board. The members of the Governing Board of the Corporation shall be styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the bylaws of the Corporation.

Section 5.02. Change in Number of Directors. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the Corporation.

ARTICLE VI

PERIOD OF DURATION

The corporation is to have a perpetual existence.

ARTICLE VII

DIRECTORS' AND OFFICERS' LIABILITY

A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

ARTICLE VIII

INDEMNITY

Every person who was or is a party to or is threatened to be made a party to, or is involved in any action suit or proceeding, whether civil, criminal, administrative or investigative. by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding. upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement. they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

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Without limiting the application of the foregoing, the stockholders or Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as director or officer of another corporation, or as its representative in a partnership I joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE IX

POWERS OF DIRECTORS

Section 9.01. In furtherance and not in limitation of the powers conferred by statute the Board of Directors is expressly authorized:

(1)  Subject to the Bylaws, if any, adopted by the stockholders, to make, alter or repeal the Bylaws of the corporation;

(2)  To authorize and cause to be executed mortgages and liens, with or without Umit as to amount, upon the real and personal property of the corporation;

(3)  To authorize the guaranty by the corporation of securities, evidences of indebtedness and obligations of other persons. corporations and business entities;

(4)  To set apart out of any of the funds of the corporation available for distributions a reserve or reserves for any proper purpose and to abolish any such reserve;

(5)  By resolution, to designate one or more committees, each committee to consist of at least one director of the corporation, which, to the extent provided in the resolution or in the Bylaws of the corporation, snail have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the corporation or as may be determined from time to time by resolution adopted by 1he Board of Directors; and

(6)  To authorize the corporation by its officers or agents to exercise all such powers and to do alt such acts and things as may be exercised or done by the corporation, except and to the extent that any such statute shall require action by the stockholders of the corporation with regard to the exercising of any such power or the doing of any such act or thing.

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Section 9.02. In addition to the powers and authorities herein before or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the corporation, except as otherwise provided herein and by law.

ARTICLE X

TRANSACTIONS WITH STOCKHOLDERS

Section 10.01. Control Share Acquisition Exemption. The corporation elects not to be governed by the provisions of NRS.§78.378 through NRS.§78.3793, inclusive, generally known as the “Control Share Acquisition Statute.”

Section 10.02. Combinations With Interested Stockholders. The corporation elects not to be governed by the provisions of NRS §78.411 through NRS §78.444, inclusive.

ARTICLE XI

AMENDMENTS

Section 11.01. The board of directors is expressly granted the power to make, amend, alter, or repeal the bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws by the board of directors shall require the approval of a majority of directors then in office.

Section 11.02. The stockholders shall also have power to make, amend, alter, or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws by the stockholders shall require the approval of a majority of voting shares in the Corporation.

Section 11.01. This corporation reserves the right to amend, alter, change, or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute or by these Amended and Restated Articles of Incorporation and all rights conferred upon the stockholders are granted subject to this reservation. Notwithstanding any other provision of these Amended and Restated Articles of Incorporation, and in addition to any other vote that may be required by law of the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of capital stock entitled to vote shall be required to amend, alter or repeal Articles VII and VIII of these Amended and Restated Articles of Incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand this 07th day of February 2024, hereby declaring and certifying that the facts stated hereinabove are true.

/s/ Vincent Napolitano

Vincent Napolitano - CEO

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